EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in this Annual Report on Form 10-K/A (Amendment No.2) of our report dated March 29, 2012, with regards to the the consolidated balance sheets of China Housing & Land Development, Inc. and Subsidiaries as at December 31, 2011 and the related consolidated statements of income and comprehensive income, shareholders’ equity and cash flows for each of the years ended December 31, 2011 and 2010.

Chartered Accountants

/s/ MSCM LLP

MSCM LLP

Toronto, Canada

March 17, 2014

701 Evans Avenue, 8th Floor, Toronto ON M9C 1A3, Canada T (416) 626-6000 F (416) 626-8650 MSCM.CA